EXHIBIT 99.1

Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Corporation Reports First Quarter 2026 Financial and Operating Results
Houston, Texas (May 11, 2026) – Summit Midstream Corporation (NYSE: SMC) (“Summit”, “SMC” or the “Company”) announced today its financial and operating results for the three months ended March 31, 2026.
Highlights
•First quarter 2026 net loss of $3.2 million, Adjusted EBITDA of $54.2 million, cash flow available for distributions (“Distributable Cash Flow” or “DCF”) of $26.9 million and free cash flow (“FCF”) of $11.4 million
•Connected 37 wells during the first quarter, including four Williston wells from the new 10-year crude gathering agreement; five rigs currently running with approximately 80 DUCs behind the systems
•Executed a new precedent agreement for 100 MMcf/d of firm capacity on the Double E Pipeline, with Q1 2027 expected in-service date and 10-year term
•Repaid all $45 million of accrued Series A Preferred Stock dividends clearing a key milestone toward reinstating a common dividend
•Completed a $42 million private placement of common stock to an affiliate of Tailwater Capital LLC, Summit’s largest shareholder, providing additional financial flexibility to execute on high-return growth projects and reduce ABL borrowings
•Reiterating 2026 full-year Adjusted EBITDA guidance of $225 million to $265 million, supported by accelerating producer activity in the Rockies and anticipated Mid-Con volume ramp
Management Commentary
Heath Deneke, President, Chief Executive Officer and Chairman, commented, "First quarter results reflected favorable crude oil prices primarily impacting our Rockies segment, offset by lower realized residue gas prices and lower than expected volumes in the Mid-Con Segment. We continue to expect the business to trend toward the midpoint of our original guidance range and are seeing a lot of momentum across our portfolio, particularly in the Permian and Rockies segments.
“Subsequent to quarter end, Double E executed another new 10-year take-or-pay precedent agreement for 100 MMcf/d of firm capacity behind an operational processing plant in Eddy County, New Mexico, with the lateral connecting the plant expected to be in-service in the first quarter of 20271. This agreement, along with those previously announced, brings total contracted volume on Double E to 1.755 Bcf/d, and we remain encouraged by the continued commercial progress on the pipeline. We are evaluating significant shipper interest in the recently launched open season, and remain optimistic there will be sufficient commercial support to make a final investment decision on the approximately 800 MMcf/d mid-point compression expansion project.
“In the Rockies Segment, the favorable crude oil price environment is expected to improve our product margin over the coming quarters and several customers are actively working to accelerate and increase activity beyond our original expectations. We are also encouraged by the preliminary results of four wells behind the new Williston Basin commercial contract we secured last quarter. We have 40 new wells expected across the portfolio in the second quarter, including 20 in the Mid-Con segment."
First Quarter 2026 Business Highlights
SMC's average daily natural gas throughput on its wholly owned, operated systems decreased 2.7% to 870 MMcf/d, while liquids volumes decreased 3.0% to 64 Mbbl/d, relative to the fourth quarter of 2025. Double E Pipeline averaged 805 MMcf/d and contributed $8.7 million in Adjusted EBITDA, net to SMC, for the first quarter of 2026.
1 The agreement is contingent upon satisfaction of certain customary conditions, including Double E board approval.

EXHIBIT 99.1
Natural gas price-driven segments:
•Natural gas price-driven segments generated $28.9 million in combined Segment Adjusted EBITDA, a $2.6 million decrease relative to the fourth quarter of 2025, with combined capital expenditures of $7.6 million
•Mid-Con Segment Adjusted EBITDA totaled $19.3 million, a decrease of $2.1 million relative to the fourth quarter of 2025, primarily due to lower natural gas throughput as a result of natural production declines, partially offset by six new Arkoma well connections. Subsequent to quarter end, three additional Arkoma wells were connected to the system and there are currently 17 Barnett DUCs expected to come online in the second quarter of 2026.
•Piceance Segment Adjusted EBITDA totaled $9.6 million, a decrease of $0.4 million relative to the fourth quarter of 2025, primarily due to a 7.3% decline in volume throughput driven by temporary shut-ins of approximately 8.0 MMcf/d, natural production declines, and no new well connections during the quarter. Customers currently have ~20 MMcf/d of natural gas shut-in as a result of low regional gas prices. Based on current forecasted prices in the region, we expect this production to resume beginning in the third quarter of 2026.
Oil price-driven segments:
•Oil price-driven segments generated $35.1 million in combined Segment Adjusted EBITDA, a $1.5 million decrease relative to the fourth quarter of 2025, with combined capital expenditures of $11.0 million
•Rockies Segment Adjusted EBITDA totaled $26.4 million, a decrease of $1.5 million relative to the fourth quarter of 2025, driven by a $1.2 million non-cash imbalance, lower realized residue gas prices negatively impacting percent-of-proceeds contracts and lower fresh water sales, partially offset by a 4.4% increase in natural gas volume throughput and higher realized crude oil and NGL prices beginning in March 2026. 18 wells were connected in the DJ Basin and 13 in the Williston Basin, including the first four 3-mile lateral wells under the new 10-year crude gathering agreement. Five rigs are currently running with approximately 60 DUCs behind the system.
•Permian Segment Adjusted EBITDA totaled $8.7 million, flat relative to the fourth quarter of 2025.
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended March 31,
	2026	2025
Average daily throughput (MMcf/d):
Rockies	167	129
Piceance	227	266
Mid-Con	476	488
Aggregate average daily throughput	870	883

Average daily throughput (Mbbl/d):
Rockies	64	74
Aggregate average daily throughput	64	74

Double E average daily throughput (MMcf/d) (1)	805	664
_________

(1)Gross basis, represents 100% of volume throughput for Double E.

EXHIBIT 99.1
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended March 31,
	2026	2025
	(In thousands)
Reportable segment adjusted EBITDA (1):
Rockies	26,375	24,869
Permian (2)	8,730	8,270
Piceance	9,570	11,786
Mid-Con	19,327	22,457
Total	$64,002	$67,382
Less: Corporate and Other (3)	9,810	9,876
Adjusted EBITDA (4)	$54,192	$57,506
__________
(1)Segment adjusted EBITDA is a non-GAAP financial measure. We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income (excluding interest income), (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to minimum volume commitments ("MVC") shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) share-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.
(3)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs.
(4)Adjusted EBITDA is a non-GAAP financial measure.
Capital Expenditures
Capital expenditures totaled $19.3 million in the first quarter of 2026, inclusive of maintenance capital expenditures of $3.7 million. Capital expenditures in the first quarter of 2026 were primarily related to pad connections in the Rockies and Mid-Con segments.

	Three Months Ended March 31,
	2026	2025
	(In thousands)
Cash paid for capital expenditures (1):
Rockies	$10,976	$11,473
Piceance	239	1,090
Mid-Con	7,320	7,222
Total reportable segment capital expenditures	$18,535	$19,785
Corporate and Other	742	821
Total cash paid for capital expenditures	$19,277	$20,606
__________
(1)Excludes cash paid for capital expenditures by Double E due to equity method accounting.
Capital & Liquidity
As of March 31, 2026, SMC had $43.4 million in unrestricted cash on hand and $116 million drawn under its $500 million ABL Revolver with $381 million of borrowing availability, after accounting for $2.7 million of issued, but undrawn letters of credit. As of March 31, 2026, SMC’s gross availability based on the borrowing base calculation in the credit agreement was $802 million, which is $302 million greater than the $500 million of lender commitments to

EXHIBIT 99.1
the ABL Revolver. As of March 31, 2026, SMC was in compliance with all financial covenants, including interest coverage of 2.7x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 0.4x relative to a maximum first lien leverage ratio of 2.5x. As of March 31, 2026, SMC reported a total leverage ratio of approximately 4.2x.
During the first quarter, Summit Permian Transmission, LLC entered into a new $440 million senior secured term facility, which includes a $50 million committed accordion feature and a $50 million uncommitted accordion feature (the “Term Facility”) maturing in March 2031. Proceeds from the Term Facility were used to refinance Summit Permian Transmission’s existing credit facility, redeem Summit Permian Transmission Holdco’s preferred units, fund an $85 million restricted payment to SMC, provide liquidity to fund SMC’s share of capital expenditures including those associated with the recently announced expansion projects, and pay other fees and expenses.
As of March 31, 2026, the Summit Permian Transmission Term Loan Facility had a balance of $340 million. Summit Midstream Permian has $6.1 million of cash-on-hand as of March 31, 2026. The Permian Transmission Term Loan remains non-recourse to SMC.
MVC Shortfall Payments
SMC billed its customers $4.1 million in the first quarter of 2026 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the first quarter of 2026, SMC recognized $4.1 million of gathering revenue associated with MVC shortfall payments. SMC had no adjustments to MVC shortfall payments in the first quarter of 2026. SMC’s MVC shortfall payment mechanisms contributed $4.1 million of total Adjusted EBITDA in the first quarter of 2026.

	Three months ended March 31, 2026
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$183	$183	$—	$183
Piceance	3,890	3,890	—	$3,890
Northeast	—	—	—	—
Mid-Con	—	—	—	—
Total MVC shortfall payment adjustments	$4,073	$4,073	$—	$4,073

Total (1)	$4,073	$4,073	$—	$4,073
(1)Exclusive of Double E due to equity method accounting.
Quarterly Dividend
The Board of Directors of Summit Midstream Corporation continued to suspend cash dividends payable on the common stock for the period ended March 31, 2026. The quarterly cash dividend on the Series A Preferred Stock, for the period ended June 14, 2026, will be paid to preferred shareholders of record as of the close of business on June 1, 2026.
On March 27, 2026, all unpaid dividends of $46.3 million on the Series A Preferred Stock were paid to holders of record as of the close of business on March 17, 2026.

EXHIBIT 99.1
First Quarter 2026 Earnings Call Information
SMC will host a conference call at 10:00 a.m. Eastern on May 12, 2026, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at the following link: Q1 2026 Summit Midstream Corporation Earnings Conference Call (https://register-conf.media-server.com/register/BI874f39fdf8c54b499c4ac477755fbcad). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMC's website at www.summitmidstream.com.
Upcoming Investor Conferences
Members of SMC’s senior management team will attend the 2026 Energy Infrastructure CEO & Investor Conference which will take place on May 18–20, 2026, the 2026 RBC Capital Markets Global Energy, Power & Infrastructure Conference taking place on June 2–3, 2026, and the BofA Energy and Power Credit Conference on June 3–4, 2026. The presentation materials associated with each event will be accessible through the Investors section of SMC’s website at www.summitmidstream.com prior to the beginning of the conference.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, segment adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, share-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash dividends and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

EXHIBIT 99.1
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred shareholders less growth capital expenditures, less investments in equity method investees, less dividends to common and preferred shareholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Corporation
SMC is a value-driven corporation focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMC provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Arkoma Basin, which includes the Woodford and Caney shale formations in Oklahoma; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMC has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMC is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would" and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), payment of dividends on any series of stock, ongoing business strategies and possible actions taken by SMC or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMC's actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMC is contained in its 2025 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 16, 2026, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMC undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(In thousands)
ASSETS
Cash and cash equivalents	$43,390	$9,274
Restricted cash	6,132	10,405
Accounts receivable	74,189	69,752
Other current assets	6,257	7,490
Total current assets	129,968	96,921
Property, plant and equipment, net	1,836,358	1,844,146
Intangible assets, net	150,892	153,564
Investment in Double E	263,226	265,583
Other noncurrent assets	25,949	27,395
TOTAL ASSETS	$2,406,393	$2,387,609

LIABILITIES AND EQUITY
Trade accounts payable	$27,585	$31,652
Accrued expenses	36,116	24,270
Deferred revenue	9,135	10,122
Ad valorem taxes payable	4,975	10,190
Accrued compensation and employee benefits	4,223	12,063
Accrued interest	9,891	30,045
Accrued environmental remediation	1,573	1,710
Accrued settlement payable	8,333	8,333
Current portion of long-term debt	850	21,223
Other current liabilities	5,522	27,185
Total current liabilities	108,203	176,793
Deferred tax liabilities, net	91,389	73,635
Long-term debt, net	1,264,914	1,024,347
Noncurrent deferred revenue	17,577	18,398
Noncurrent accrued environmental remediation	52	52
Other noncurrent liabilities	9,266	6,532
TOTAL LIABILITIES	1,491,401	1,299,757
Commitments and contingencies

Mezzanine Equity
Subsidiary Series A Preferred Units	—	141,296
Equity
Series A Preferred Shares	64,165	110,468
Common stock, $0.01 par value	136	122
Class B Common Stock, $0.01 par value	65	65
Additional paid-in capital	739,647	638,427
Accumulated deficit	(208,197)	(202,902)
Total Company stockholders' equity	595,816	546,180
Noncontrolling interest	319,176	400,376
Total Equity	914,992	946,556
TOTAL LIABILITIES AND EQUITY	$2,406,393	$2,387,609

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2026	2025
	(In thousands, except per unit amounts)
Revenues:
Gathering services and related fees	$59,570	$64,165
Natural gas, NGLs and condensate sales	73,651	59,327
Other revenues	5,921	9,205
Total revenues	139,142	132,697
Costs and expenses:
Cost of natural gas and NGLs	39,372	35,434
Operation and maintenance	38,217	33,530
General and administrative	17,873	16,600
Depreciation and amortization	26,708	28,517
Transaction costs	222	2,793
Acquisition integration costs	373	1,244
Loss on asset sales, net	29	—
Total costs and expenses	122,794	118,118
Other income (expense), net	(590)	9,057
Loss on interest rate swaps	(150)	(966)
Loss on sale of business	—	(43)
Interest expense	(25,013)	(22,537)
Income from equity method investees	5,237	4,840
Income (loss) before income taxes	(4,168)	4,930
Income tax benefit (expense)	1,002	(296)
Net income (loss)	$(3,166)	$4,634

Net loss per share:
Common stock – basic	$(0.43)	$(0.16)
Common stock – diluted	$(0.43)	$(0.16)

Weighted-average number of shares outstanding:
Common stock – basic	12,329	11,767
Common stock – diluted	12,329	11,767
__________

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended March 31,
	2026	2025
	(In thousands)
Other financial data:
Net income (loss)	$(3,166)	$4,634
Net cash provided by operating activities	6,870	16,030
Capital expenditures	19,277	20,606
Contributions to equity method investees	—	2,488
Adjusted EBITDA	54,192	57,506
Cash flow available for distributions (1)	26,910	33,529
Free Cash Flow	11,376	11,354
Dividends (2)	49,416	3,359

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	870	883
Aggregate average daily throughput – liquids (Mbbl/d)	64	74

Double E average daily throughput (MMcf/d) (3)	805	664
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents dividends declared and ultimately paid or expected to be paid to preferred and common shareholders in respect of a given period. The cash dividend payment for the quarterly period ended March 31, 2026 includes a payment of $46.3 million for accrued and unpaid dividends owed from March 15, 2020 to December 14, 2024. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC. The board of directors of Summit Midstream Corporation reinstated cash dividends on its Series A Preferred Stock beginning on March 14, 2025.
(3)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2026	2025
	(In thousands)
Reconciliations of net (loss) income to adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow:
Net income (loss)	$(3,166)	$4,634
Add:
Interest expense	25,013	22,537
Income tax benefit (expense)	(1,002)	296
Depreciation and amortization (1)	26,943	28,752
Proportional adjusted EBITDA for equity method investees (2)	7,871	7,404
Adjustments related to capital reimbursement activity (3)	(2,825)	(1,946)
Share-based and noncash compensation	3,036	2,375
(Gain) loss in fair value of Tall Oak earn out	503	(9,023)
Loss on asset sales, net	29	—
Loss on interest rate swaps	150	966
Loss on sale of business	—	43
Other, net (4)	2,877	6,308
Less:
Income from equity method investees	5,237	4,840
Adjusted EBITDA	$54,192	$57,506
Less:
Cash interest paid	41,328	34,199
Cash paid for taxes	—	85
Senior notes interest adjustment (5)	(17,789)	(12,854)
Maintenance capital expenditures	3,743	2,547
Cash flow available for distributions (6)	$26,910	$33,529
Less:
Growth capital expenditures	15,534	18,059
Investment in equity method investee	—	2,488
Distributions on Subsidiary Series A Preferred Units	—	1,628
Free Cash Flow	$11,376	$11,354
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2026, the amount includes $2.4 million of transaction and other costs. For the three months ended March 31, 2025, the amount includes $4.9 million of transaction and other costs.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.
(6)Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2026	2025
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow:
Net cash provided by operating activities	$6,870	$16,030
Add:
Interest expense, excluding amortization of debt issuance costs	22,442	21,569
Income tax expense (benefit), excluding federal income taxes	(5)	64
Changes in operating assets and liabilities	25,618	18,025
Proportional adjusted EBITDA for equity method investees (1)	7,871	7,404
Adjustments related to capital reimbursement activity (2)	(2,825)	(1,946)
Realized gain on swaps	(380)	(904)
Other, net (3)	2,877	6,307
Less:
Distributions from equity method investees	7,595	6,694
Noncash lease expense	681	2,349
Adjusted EBITDA	$54,192	$57,506
Less:
Cash interest paid	41,328	34,199
Cash paid for taxes	—	85
Senior notes interest adjustment (4)	(17,789)	(12,854)
Maintenance capital expenditures	3,743	2,547
Cash flow available for distributions (5)	$26,910	$33,529
Less:
Growth capital expenditures	15,534	18,059
Investment in equity method investee	—	2,488
Distributions on Subsidiary Series A Preferred Units	—	1,628
Free Cash Flow	$11,376	$11,354
(1)Reflects our proportionate share of Double E.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2026, the amount includes $2.4 million of transaction and other costs. For the three months ended March 31, 2025, the amount includes $4.9 million of transaction and other costs.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.
(5)Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Corporation